Exhibit 10
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                           METAVANTE CORPORATION
                   Acquisition Performance Incentive Plan

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                            Metavante Corporation
                 Acquisition Performance Incentive (API) Plan
__________________________________________________________________________

Purpose
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The purpose of the Metavante Acquisition Performance Incentive Plan
(herein the "Plan") is to:

     a) promote accelerated aggregate growth of Metavante, whereby increasing M&I Corporation long-term shareholder value
     b) incent selected key Metavante executives to achieve and exceed the targeted financial performance of specified acquisitions.
     c) enable Metavante to attract and retain the services of key executives responsible for the long-term financial success of Metavante and M&I Corporation

Summary
-------
The Plan provides a cash incentive to be paid to certain key executives of Metavante Corporation for accomplishment of defined performance criteria. The award period is from acquisition to December 31, 2006. Based upon attainment of defined criteria, awards shall be granted for attaining both year-end goals, and a cumulative goal.

Performance Criteria
--------------------
Threshold achievement of Company and Division-level financial goals must be met before incentive awards may be earned. Funding thresholds are set at 100% for Company-level financial goals, and 90% for Division-level goals. Upon achievement of these goals, the performance criteria for the 30-month performance period are based on the following:

     Attainment of cumulative Acquisition net income target for period from 2004 Acquisition through December 31, 2005

     Attainment of cumulative Acquisition net income target for period from 2004 Acquisition through December 31, 2006.

          *Earn-out of the incentive payment is required in arriving at the financial results.

The senior management of M&I Corporation and the Compensation Human Resources Committee of the M&I Corporation Board of Directors retains the discretion to adjust targets and financial results to reflect extraordinary items such as unplanned buyouts, acquisitions, divestitures,
or any other adjustment it may deem appropriate.   It is anticipated that
performance, as compared to financial targets, would generally be adjusted to reflect acquisition activity based on the approved business case targeted performance. In this circumstance, the approved pro-forma business cases, as approved at acquisition, will be used to adjust financial performance. It is also anticipated that financial results may be adjusted to deduct buyout revenue in excess of plan buyouts and add lost transaction processing due to unplanned buyouts.

Participation/Eligibility
-------------------------
Plan eligibility is reserved for key executives of Metavante Corporation. Participation is fully discretionary and is determined by the President and CEO of Metavante Corporation, Metavante Board of Directors, and the Compensation and Human Resources Committee of the M&I Corporation Board of Directors. Participants must be employed through the end of the performance period to be eligible to receive award.

Payment
-------
Payment of incentives earned will occur as follows:

     On or before March 15, 2006, for initial performance period of 2004 Acquisition through December 31, 2005.

     On or before March 15, 2007 for the cumulative performance period from 2004 Acquisition through December 31, 2006.

Prior to payout, results will be reviewed with and subject to the approval of the Compensation and Human Resources Committee.

Change of Control
-----------------
Change of control will be defined by a change of control of Marshall & Ilsley Corporation or Metavante Corporation. A change of control of Marshall & Ilsley Corporation is defined as stated in the Retirement Growth Plan document.

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Change of control of Metavante Corporation is defined as a purchase of substantially all of the assets from an outside buyer (this shall not include an IPO and/or spin-off). In the event of a change of control of Metavante Corporation, the Participant shall receive an amount equal to the amount he/she would be entitled to receive at the close of the performance period based on the extent to which the performance criteria have been met as of the date of the change of control, unless senior management of M&I Corporation decides to provide otherwise at the time an award is made. Payment of the amount to which the Participant is entitled hereunder shall be made within 30 days after the occurrence of the change of control.

Effect of Death, Disability, or Retirement
------------------------------------------
In the event of a participant's death or disability, the participant or his/her estate will remain as active plan participants throughout the award period and will receive payments based on achievements according to plan.

Any participant whose employment is terminated due to retirement on the participant's normal retirement date (as defined in the M&I Retirement Growth Plan or any successor thereto) or due to early retirement with the consent of the Compensation Committee, will continue as a Plan Participant for the remainder of the outstanding award period.

In the event a participant's employment is terminated before the end of the award period for any reason other than death, disability, or retirement, participation in the plan will immediately cease, and no award will be earned.

Beneficiary Designation
-----------------------
If a Participant dies prior to the distribution to him/her of all amounts payable to him/her under the Plan, the amounts otherwise distributable to the Participant if living shall be distributed to his/her designated beneficiary or beneficiaries. All beneficiary designations shall be made on the prescribed M&I Corporation Designation of Beneficiary for the Plan. If there is no effective beneficiary designation on file for the Plan at the time of the Participant's death, distribution of amounts otherwise payable to the deceased Participant under the Plan shall be made to his/her Estate. If the beneficiary designated by the Participant shall survive the Participant but die before receiving all distributions hereunder, all amounts otherwise payable to the deceased beneficiary shall be paid to such deceased beneficiary's Estate unless the Participant's beneficiary designation provides otherwise. M&I Corporation shall have no responsibility with respect to the validity of any beneficiary designation made by a Participant and shall be fully protected if it acts thereon in good faith.

Other
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This Plan shall be construed, administered, and governed in all respect under and by the applicable laws of the State of Wisconsin.

Metavante Corporation is entitled to pay or withhold the amount of any tax that it believes is required as a result of the payment of any amount under the Plan. Metavante Corporation may defer making payments until arrangements satisfactory to it have been made with respect to any such withholding obligations.

The Plan does not confer upon any Participant any right with respect to continuation of employment by Metavante, nor shall it interfere in any way with Metavante's right to terminate any Participant's employment at any time.

Payments under the Plan are not included as eligible compensation for any retirement plan contributions under any qualified or nonqualified plans maintained by M&I Corporation.

Metavante Corporation and M&I Corporation reserve the right to terminate, modify, or amend the Plan without the consent of the employee.

M&I Corporation executive management and the Compensation and Human Resources Committee of the Board of Directors retain discretion to alter incentive awards under this program for any circumstances it deems appropriate. Additionally, the committee retains discretion to require deferral of any payouts to the extent necessary to meet the requirements for deductibility under IRC Section 162(m).


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                            [Metavante Logo]
                 Acquisition Performance Incentive Plan
__________________________________________________________________________

This acknowledges that I have reviewed and discussed this document, and understand and accept the Plan terms.


______________________________________       ________________________

Participant                                  Date